EXHIBIT 4.1

                                INTERACTIVE DATA
                           FINANCIAL TIMES Information
             100 William Street, 15th Floor, New York, NY 10038 USA
                    Tel: (212) 269-6300 Fax: (212) 771-6445


February 14, 2000


Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


Re: Van Kampen Focus Portfolios, Series 209 Internet Trust, Series 19A Internet Trust, Series 19B Morgan Stanley High-Technology 35 Index Trust, Series 11A Morgan Stanley High-Technology 35 Index Trust, Series 11B Biotechnology & Pharmaceutical Trust, Series 9A Biotechnology & Pharmaceutical Trust, Series 9B Bandwidth & Telecommunications Trust, Series 9A Bandwidth & Telecommunications Trust, Series 9B Semiconductor Trust, Series 1A Semiconductor Trust, Series 1B Global Wireless Trust, Series 1A Global Wireless Trust, Series 1B (A Unit Investment Trust) Registered Under the Securities Act of 1933, File No. 333-94441


  Gentlemen:

         We have examined the Registration Statement for the above captioned Fund, a copy of which is attached hereto.

         We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


Steve Miano
Director Fixed Income Data Operations